AMENDATORY AGREEMENT #1

Regency Centers Corporation, as Employer ("Employer") and Wells Fargo Bank, N.A., as Trustee ("Trustee") make this Amendatory Agreement to the Regency Centers 401(k) Profit Sharing Plan ("Plan").

WITNESSETH

        WHEREAS, it is necessary to make amendment to the Plan in order to change the eligibility conditions, add a negative deferral election provision, and change the employer matching contribution formula.

        WHEREAS, Section 13.02 of the Wells Fargo Defined Contribution Master Plan and Trust Agreement gives the Employer the authority to amend the Plan.

        NOW THEREFORE, in consideration of the above premises, the Employer and Trustee agree to amend the Plan as follows:

1.	The Employer’s selection under Adoption Agreement Section 2.01(b), Item 9(b), is hereby amended as follows:

9.	ELIGIBILITY (2.01).

Eligibility conditions. To become a Participant in the Plan, an Employee must satisfy the following eligibility conditions:

[X]	(b) Service. Service requirement.

[ ]	(1) One Year of Service.

[ ]	(2) Two Years of Service, without an intervening Break in Service. See Plan Section 2.03(A).

[ ]	(3) One Hour of Service (immediate completion of Service requirement). The Employee satisfies the Service requirement on his/her Employment Commencement Date.

[X]	(4) three (3) months (not exceeding 24).

2.	The Employer’s selection under Adoption Agreement Section 3.02(b), Item 14(b), is hereby amended as follows:

14.	DEFERRAL CONTRIBUTIONS (3.02). The following limitations and terms apply to an Employee’s deferral contributions:

[X]	(b) Negative deferral election. The Employer will withhold 2 % from the Participant’s Compensation unless the Participant elects a lesser percentage (including zero) under his/her salary reduction agreement. See Plan Section 14.02(C). The negative election will apply to:

[X]	(1) All Participants who have not deferred at least the automatic deferral amount as of: January 1, 2006 .

[ ]	(2) Each Employee whose Plan Entry Date is on or following the negative election effective date.

(amendment continued on second page)

3.	The Employer’s selection under Adoption Agreement Section 3.03, Item 15, is hereby amended as follows:

15.	MATCHING CONTRIBUTIONS (INCLUDING ADDITIONAL SAFE HARBOR MATCH UNDER PLAN SECTION 14.02(D)(3)) (3.03). The Employer matching contribution is:

[X]	(a) Fixed formula. An amount equal to 100 % of each Participant's deferral contributions.

Time period for matching contributions. The Employer will determine its matching contribution based on deferral contributions made during each:

[ ]	(e) Plan Year.

[ ]	(f) Plan Year quarter.

[X]	(g) Payroll period.

[ ]	(h) Alternative time period: _____________.

Deferral contributions taken into account. In determining a Participant’s deferral contributions taken into account for the above-specified time period under the matching contribution formula, the following limitations apply:

[ ]	(i) All deferral contributions. The Plan Administrator will take into account all deferral contributions.

[X]	(j) Specific limitation. The Plan Administrator will disregard deferral contributions exceeding $3,500 or an equal amount expressed as a% of the Participant’s Compensation.

[ ]	(k) Discretionary. The Plan Administrator will take into account the deferral contributions as a percentage of the Participant’s Compensation as the Employer determines.

Other matching contribution requirements. The matching contribution formula is subject to the following additional requirements:

[X]	(l) Matching contribution limits. A Participant’s matching contributions may not exceed:

[X]	(1) $3,500; also, employer matching contributions will only be made on employee deferral contributions not withdrawn prior to the end of the applicable period.

        This Amendatory Agreement shall be effective January 1, 2006. In all other respects, the Plan and Adoption Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the Employer and Trustee have executed this Amendatory Agreement in 2005 this 30th day of September.

Regency Centers Corporation
Attest:___________________________________	By:_______________________________________________
"EMPLOYER"
Wells Fargo Bank, N.A.
Accepted: _______________________________	By:______________________________________________
"TRUSTEE"
Date